Exhibit 99.1

Galectin Therapeutics Announces Extension of $10 Million Line Credit

NORCROSS, Ga. (December 20, 2018) – Galectin Therapeutics Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins, today announced that its $10 million unsecured line of credit entered into on December 19, 2017, has been extended by one year for both borrowings and maturity.

The line of credit arrangement with Richard E. Uihlein, Chairman of the Board of Directors and a shareholder, originally provided for borrowings to occur through December 31, 2018, with all principal and any interest maturing and coming due on December 31, 2019. The amendment extends the date for borrowings through December 31, 2019, and extends maturity of principal and interest to December 31, 2020. To date, there have been no borrowings under the line of credit. Borrowings bear interest at the Applicable Federal Rate for short term loans published by the Internal Revenue Service (2.09 percent on December 19, 2018).

Harold H. Shlevin, Ph.D., President and Chief Executive Officer of Galectin Therapeutics, said, “We appreciate Mr. Uihlein’s continued support for the Company and his willingness to extend the line of credit.”

Richard E. Uihlein added, “I remain committed to the Company and am pleased with the progress Dr. Shlevin and the team are making as evidenced by extending the line of credit.”

About Galectin Therapeutics

Galectin Therapeutics is dedicated to developing novel therapies to improve the lives of patients with chronic liver disease and cancer. Galectin’s lead drug (GR-MD-02) is a carbohydrate-based drug that inhibits the galectin-3 protein which is directly involved in multiple inflammatory, fibrotic, and malignant diseases. The lead development program is in non-alcoholic steatohepatitis (NASH) with cirrhosis, the most advanced form of NASH related fibrosis. This is the most common liver disease and one of the largest drug development opportunities available today. Additional development programs are in treatment of severe atopic dermatitis, moderate-to-severe plaque psoriasis, and in combination immunotherapy for advanced melanoma and other malignancies; advancement of these additional clinical programs is largely dependent on finding a suitable partner and/or obtaining significant additional financing. Galectin seeks to leverage extensive scientific and development expertise as well as established relationships with external sources to achieve cost-effective and efficient development. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on management’s current expectations and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the statements. These statements include those regarding the hope that Galectin’s development program for GR-MD-02 will lead to the first therapy for the treatment of fatty liver disease with cirrhosis and those regarding the hope that our lead compounds will be successful in the treatment of severe atopic dermatitis, moderate-to-severe plaque psoriasis and in cancer immunotherapy and in other therapeutic indications. Factors that could cause actual performance to differ materially from those discussed in the forward-looking statements include, among others, that Galectin may not be successful in developing effective treatments and/or obtaining the requisite approvals for the use of GR-MD-02 or any of its other drugs in development; the Company may encounter unexpected difficulties in obtaining approval for its Phase 3 clinical trials in the area of fatty liver disease; the Company may not be successful in scaling up manufacturing and meeting requirements related to chemistry, manufacturing and control matters; the Company’s future clinical studies may not produce positive results in a timely fashion, if at all, and could prove time consuming and costly; plans regarding development, approval and marketing of any of Galectin’s drugs are subject to change at any time based on the changing needs of the Company as determined by management and regulatory agencies; regardless of the results of any of its development programs, Galectin may be unsuccessful in developing partnerships with other companies or raising additional capital that would allow it to further develop and/or fund any studies or trials. Galectin has incurred operating losses since inception, and its ability to successfully develop and market drugs may be impacted by its ability to manage costs and finance continuing operations. For a discussion of additional factors impacting Galectin’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause its views to change, management disclaims any obligation to update forward-looking statements.

Contacts:

Jack Callicutt, Chief Financial Officer

(678) 620-3186

ir@galectintherapeutics.com.

Galectin Therapeutics and its associated logo is a registered trademark of Galectin Therapeutics Inc.

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